Filed pursuant to Rule 424(b)(3)
Registration No. 333-255888
VANECK ETHEREUM ETF
SUPPLEMENT NO. 3 DATED JUNE 11, 2025
TO THE PROSPECTUS DATED JULY 22, 2024
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Ethereum ETF (the “Trust”), dated July 22, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to update the Prospectus.
Update to the Prospectus
The following disclosure is added to immediately precede the “Conflicts of Interest-Resolution of Conflicts Procedures” on page 114 of the Prospectus.
As of June 10, 2025, VanEck is a minority equity holder in Metatech Holdings, the parent company of Nonco LLC and holds approximately 6% of its equity. Nonco LLC is a Liquidity Provider to the Trust, and the Trust conducts its ETH purchase and sale transactions by trading directly with Liquidity Providers, including Nonco LLC.